Exhibit 14.1

Code of Ethics and Business Conduct
for Nova Oil, Inc.

Adopted as of August 31, 2006

Introduction

This Code of Ethics and Business Conduct applies to Nova Oil, Inc. and its consolidated subsidiaries, together referred to below as “our company.”

We expect each employee to use sound judgment to help us maintain appropriate compliance procedures and to carry out our business in compliance with laws and high ethical standards.  Each employee of our company is expected to read this Code of Ethics and Business Conduct and demonstrate personal commitment to the standards set forth herein.

Our officers and other supervising employees are expected to be leaders in demonstrating this personal commitment to the standards outlined in this Code of Ethics and Business Conduct and recognizing indications of illegal or improper conduct.

All employees are expected to report appropriately any indications of illegal or improper conduct.

An employee who does not comply with the standards set forth in this Code of Ethics and Business Conduct may be subject to discipline in light of the nature of the violation, including termination of employment.

The Code of Ethics and Business Conduct is not a contract and is not intended as a detailed guide for all situations you may face.  You are also expected to comply with our employee handbook and other workplace rules we may from time to time communicate, all of which supplement this Code of Ethics and Business Conduct.

How to Report Your Concerns

•                  Where to Direct Questions.  If you have questions about this Code of Ethics and Business Conduct or concerns about any of the matters listed here, please first consider speaking with your immediate manager or supervisor.  If you do not wish to communicate with that person on the matter, please feel free to contact any member of our management or our President and Chief Operating Officer.

•                  Good Faith Concerns Are Protected.  We encourage each of our employees to report any concerns that others in our company or our agents may have engaged in illegal or unethical conduct relating to our business.  We do not discriminate against employees who reasonably believe there has been illegal or unethical conduct and who in good faith report these concerns to us.

•                  Federal Law Protects Assistance in Investigations.  Under federal law, our company may not discharge or otherwise discriminate against an employee for any lawful act by the employee to provide information, or assist, in an investigation of conduct the employee reasonably believes to be a violation of federal securities and other listed laws.  This applies to an investigation conducted by us, by any federal agency, or by a member of Congress or its committees.  It is also unlawful for any person, knowingly and with intent to retaliate, to interfere with the lawful employment or livelihood of another person for providing to any law enforcement officer any truthful information relating to possible violations of any federal law.

•                  False Claims Are Prohibited.  However, it is a violation of our standards for any employee to communicate a report claiming illegal or unethical conduct which the employee knows to be false.

•                  Prompt Reporting of Concerns.  We encourage all employees to report promptly all violations of this Code of Ethics and Business Conduct to an appropriate person or persons under the circumstances.  We expect all employees to be accountable for adherence to this Code of Ethics and Business Conduct, including the responsibility to report violations.

•                  Where to Report Your Concerns.  If you wish to report or discuss any problem concerning our company or the matters outlined below, please promptly inform your supervising manager, or report the matter to J.D. McGraw, our President (via telephone (713) 869-6682 or email jd@novaenergyholding.com).  If you wish to communicate any matter anonymously, you are free to do so, and we will maintain the confidentiality of your communication to the extent possible under applicable laws.  Communications intended to be confidential should be mailed in writing without indicating your name or address to:  Chief Operating Officer, Nova Oil, Inc., The Riviana Building, 2777 Allen Parkway, Suite 800 Houston, Texas 77019.

•                  Audit Committee Available to Hear About Accounting Matters.  In addition to the above, if you have concerns about accounting, internal accounting controls, or auditing matters relating to our company, you are also free to contact the audit committee of our board of directors directly.  Inquiries or communications intended to be anonymous should be mailed in writing without indicating your name or address to Audit Committee Chairman, The Riviana Building, 2777 Allen Parkway, Suite 800 Houston, Texas 77019.  If you wish to speak in person to an audit committee member, please see the contact information posted on our web site.

Our Commitment to Stockholders

We expect our employees to share a commitment to protect our assets and manage our business in the best interests of our stockholders.

•                  Accuracy of our records and reporting.  All financial and other business information pertaining to our company must be accurately recorded, all financial records and transactions must adhere to our system of internal controls and accounting requirements, and no one shall enter any false or artificial information in our records or reporting systems.  All company information must be reported honestly and accurately, whether in internal personnel, safety, or other records or in information we release to the public or file with government agencies.

•                  Disclosure Controls and Procedures.  We are required by SEC rules to maintain effective “disclosure controls and procedures” so that financial and non-financial information we are required to report to the SEC is timely and accurately reported both to our senior management and in the filings we make.  All employees are expected, within the scope of their employment duties, to support the effectiveness of our disclosure controls and procedures.  To that end, it is our policy to promote the full, fair, accurate, timely and understandable disclosure in reports and documents that we file or furnish with the SEC and otherwise communicate to the public.

•                  Financial Code of Ethics for Employees with Financial Reporting Obligations.  Because our chief executive officer, principal financial officer and other members of our finance department have a special role in promoting the fair and timely reporting of our financial results and condition, these individuals are also bound by the following Financial Code of

Ethics.  By accepting this Code of Ethics and Business Conduct, each of these individuals further agrees that, within the scope of his or her respective employment positions, he or she will:

•                  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•                  Promote full, fair, accurate, timely and understandable disclosure in reports and documents that our company provides to government agencies and in other public communications.

•                  Comply with applicable governmental laws, rules and regulations.

•                  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose it.  Confidential information acquired in the course of one’s work will not be used for personal advantage.

•                  Share knowledge and maintain skills important and relevant to the goals of this Financial Code of Ethics and the Code of Ethics and Business Conduct.

•                  Proactively promote ethical behavior among peers, in the work environment and the community.

•                  Achieve responsible use of and control over all company assets and resources employed by or entrusted to the individual.

•                  Promptly report under the reporting procedures outlined in this Code of Ethics and Business Conduct, or, if appropriate, report directly to the chairperson of the audit committee of our board of directors, any conduct that the individual believes to be a violation of law, business ethics or our company’s Code of Ethics and Business Conduct.

•                  Be accountable for adherence to this Financial Code of Ethics and the Code of Ethics and Business Conduct.

•                  Prohibition on Improper Influence on Conduct of Audits.  It is against our policy and a violation of SEC rules for any of our officers or directors, or any person acting under their direction, to coerce, manipulate, mislead, or fraudulently influence the independent registered public accounting firm selected to audit or review our financial statements when the officer, director or other person knew or should have known that the action, if successful, could result in rendering our financial statements materially misleading.

•                  Stock Trading and Confidential Information Policy.  The company’s insider trading policy prohibits any employee who is aware of material nonpublic information concerning the company, or concerning third parties with whom the company does business, from buying or selling securities of our company or of those third parties (until after the material information has been fully disclosed to the public).  Employees must not disclose or “tip” any of this material nonpublic information to family, friends or others outside the company.  (However, the trading restriction on our company securities would not apply to sales or purchases in accordance with a

“trading plan” validly adopted in compliance with our insider trading policy and applicable SEC Rule 10b5-1.)

•                  No Selective Disclosure.  In addition, SEC rules also prohibit selective disclosure of material nonpublic information to those outside the company in most circumstances.  Therefore, all employees are expected to assist the company in keeping all material nonpublic information about the company strictly confidential unless and until the company makes an authorized press release or other authorized public communication or filing.

•                  Information to the Public.  Our policy is to provide timely public dissemination of material information about our business only through our employees authorized for this purpose.  Employees are not under any circumstance to discuss the company’s financial, business or other information with the press (except for those employees expressly authorized for this purpose) or on any internet or other “discussion board,” “chat room,” or similar forum.  Requests from the media, analysts or stockholders about our company must be forwarded to our chief operating officer for review by our professional staff having responsibility for these matters.

•                  Protection of Company Assets.  Each employee is personally responsible to use our company’s assets only for our lawful, corporate purposes approved by management.  All employees should help our company protect its assets from misuse, theft, damage or other loss.   Improper or unauthorized personal use of company assets is prohibited.

•                  Intellectual Property.  Employees should help our company maintain the value of its intellectual property by using care to keep our trade secrets and other nonpublic information confidential, and limit access to nonpublic information to those authorized to use it in their duties for the company.  If customers or suppliers provide nonpublic information to us in their dealings with us, our employees are expected to protect that information in the same manner as our company’s property.

•                  Communications.  Employees are expected to use appropriate judgment and discretion in their email, memos, notes, and other formal and informal communications relating to our business.  Communications relating to our business must avoid inappropriate or derogatory comments about other individuals or companies, unprofessional language, and unauthorized financial, legal or business statements.

•                  Retention of Records.  Employees are expected to follow the records retention and destruction policies that we implement and communicate from time to time.  It is our company’s policy not to destroy or alter our records or documents (whether in paper form, emails, or otherwise) in response to or in anticipation of any legal proceeding or government inquiry or investigation.  Federal criminal liability may be imposed on any person who:

•                  corruptly alters, destroys, mutilates or conceals a record, document or other object with the intent to impair its availability for use in an official proceeding, or

•                  knowingly alters, covers up, falsifies or makes a false entry in any record, document or tangible object with the intent to impede or obstruct the investigation or administration of any matter by a federal government agency or bankruptcy court.

Our Commitment to Customers and Business Partners

We are committed to excellence in service and performance for our customers, and building mutually advantageous alliances with our business partners.

•                  Customer Relationships.  Our policy is to build lasting relationships with our customers through superior delivery and execution, and honest sales and marketing.  We will comply with applicable advertising laws and standards, including a commitment that our advertising and marketing will be truthful, non-deceptive, and fair, and will be backed up with evidence before advertising claims are made.  Our policy also prohibits making false or deceptive statements about our competitors, and giving or accepting kickbacks, bribes, inappropriate gifts and other matters prohibited under the conflict of interest topic in this Code of Ethics and Business Conduct.

•                  Protecting Information about Others.  We are committed to treating confidential information of our customers and business partners with at least the care we use to protect our own proprietary or confidential information.  All employees are expected to use sound judgment in limiting access to confidential information about our customers and business partners to those individuals in our company who need to know this information to carry out their jobs.

•                  Commitment to Quality.  Our long term reputation and business viability depend upon our continued maintenance of high quality in the products and services we provide.  We are committed to deliver our products and services only in accordance with the documentation, safety, quality control, and other procedures we maintain from time to time.

•                  Special Concerns with Government Agencies.  Special legal and contracting rules usually apply to our dealings with domestic and foreign government agencies.  Many national, state or other local government agencies impose bidding or procurement requirements, special billing and accounting rules, and restrictions on subcontractors or agents we may engage.  Domestic or foreign laws or regulations may also impose strict limits on any kind of benefits or gifts offered to officials, including limitations on hiring former government officials or their family members.  Our employees who deal with domestic or foreign government agencies are expected to know the laws applicable to these business activities, and to use sound judgment to avoid any violations of the letter or spirit of the laws prohibiting corrupt practices in connection with government contracting.

•                  Suppliers.  Our contracts with suppliers of products and services to us are to be based exclusively on the best interests of our company and its business, reflect a fair price for the deliverables provided to us, and documented in accordance with appropriate approval, contracting and internal control procedures.

•                  Business with Third Parties.  We expect that our consultants, agents, distributors, subcontractors and other business partners will adhere to lawful and ethical business practices.  It is important to our company’s reputation that we avoid doing business with companies which violate applicable laws or have reputations which could harm our business.  Our policy prohibits engaging agents or other third parties to do indirectly what we as a company should not do under our own policies outlined in this Code of Ethics and Business Conduct.

Our Commitment to Each Other

We expect each employee to promote a positive working environment for all.

•                  Respect for Our Employees.  Our company’s employment decisions will be based on reasons related to our business, such as job performance, individual skills and talents, and other business-related factors.   Our company policy requires adherence to all national, state or other local employment laws.  Our company policy prohibits discrimination in any aspect of employment based on race, color, religion, sex, sexual preference, marital status, national origin, disability or age, within the meaning of applicable laws.

•                  Abusive or Harassing Conduct Prohibited.  Our company policy prohibits abusive or harassing conduct by our employees toward others, such as unwelcome sexual advances, comments based on ethnic, religious or racial aspects, or other non-business, personal comments or conduct which make others uncomfortable in their employment with us.  We encourage employees to report harassment or other inappropriate conduct as soon as it occurs.

•                  Health and Safety.  We expect all employees to help us to maintain a healthy and safe working environment and to report promptly any unsafe or hazardous conditions or materials, injuries, and accidents connected with our business.  Employees must not work under the influence of any substances that would impair the safety of others.  All threats or acts of physical violence or intimidation are prohibited.

Competition

We are committed to compete effectively, but lawfully, in our business markets.

•                  Compliance with Antitrust Laws.  Our company and its employees must comply with the antitrust and unfair competition laws of the countries in which our company engages in business.  These laws vary by country and can be complex.  Employees having roles which may implicate antitrust laws are responsible for knowing the laws that apply to their business activities, and should speak to the chief operating officer if any questions arise.  Our employees must not exchange nonpublic sales information with competitors.

•                  Fair Methods of Competition.  Our company is committed to competition on a lawful and ethical basis.  Our employees must not use improper or illegal means of gaining competitive information   that is confidential or proprietary information owned by others.  Our employees must not use or disclose confidential or proprietary information which they may have from past employment with other employers.

Conflicts of Interest

We expect all of our employees to avoid allowing their private interests to interfere, or appear to interfere, with the interests of our company as a whole.   It is our policy to promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•                  Generally.  Employees are expected to make or participate in business decisions and actions in the course of their employment with us based on the best interests of our company as a whole, and not based on personal relationships or benefits.  Although some general guidelines are provided in this Code of Ethics and Business Conduct, our employees are expected to apply sound judgment to avoid conflicts of interest that could negatively affect our company or its business, whether or not we have specific rules for that particular situation.  Employees are expected to disclose to us any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other employees or those with whom we do business, as described under “How to Report Your Concerns.”

•                  Business Referrals.  No employee of our company may personally attempt to give or steer our company’s business transactions to companies in which a family relative or personal friend has a financial or other interest.

•                  Personal Investments.  Generally, our employees must avoid investments in other companies with which our company does business if these investments could create the fact or appearance of a conflict of interest.  Investing in relatively small positions of publicly traded securities of other companies is generally not prohibited so long as there is no violation of our company policy relating to trading while in possession of material nonpublic information about other companies.

•                  Corporate Opportunities.  Employees must also refrain from purchasing property or otherwise taking for themselves personally a business opportunity that they learn about through their employment with us or use of our company’s information.

•                  Prohibited Competition.  Employees may not compete with us during the term of their employment and may not initiate any steps to compete with us while still employed by our company.

•                  Outside Compensation and Activities.  While employed by us, our employees must not work for or seek or accept personal payments from any customer, supplier, competitor, distributor or other business partner of our company, except as approved in writing by an authorized officer or manager of our company.  Trade secrets and other nonpublic know-how and information learned at our company must not be used in activities outside our company or in other ways that could harm our business.

•                  Outside Board Service.  Employees are required to obtain prior written authorization from our company for service as a director, general partner, manager, officer or similar position with any privately-held or public business entity or as an appointee to any kind of governmental or quasi-governmental agency or body.  Service solely as a director or trustee of nonprofit corporations engaged in charitable activities does not require approval unless that activity could involve improper conflicts of interest.  This restriction does not apply to our non-employee directors who disclose their relationships to us.

•                  Gifts and Gratuities.  Our employees must not seek or accept gifts or gratuities in the form of services or other items of value from our customers, other business partners or other parties with whom our company contracts.  Our employees must not offer or give anything of value that could be or appear to be a bribe or otherwise illegal payment.  These prohibitions do not apply to items of truly nominal value such as generally free promotional items, assuming these items are not otherwise prohibited by applicable law or custom.  Employees should never accept anything that would appear to create a conflict of interest.  In the unusual situation where refusal to accept a true gift might hurt our business, be sure to consult the appropriate officer or manager of our company concerning the proper means of resolving the situation.

•                  Business Entertainment.  Extending or accepting invitations to reasonable meal, public event and similar business activities incurred for bona fide business purposes are generally acceptable, assuming the costs are not disproportionate to the business purpose and otherwise do not create the fact or appearance of a conflict of interest.  Our employees are expected to avoid sponsoring or accepting invitations to highly expensive events funded with corporate funds or personal celebrations such as birthday parties with costs paid with corporate funds at which the business purpose may appear incidental.  Attending entertainment events that may appear contrary to professional standards of conduct should be avoided.  Government officials should not be invited to entertainment events without first assuring that appropriate management of our company approves the invitation and confirms that it is not prohibited by law.

•                  Travel.  Employees are expected to comply with our company’s travel policies in effect from time to time.  We expect that all travel-related expenses must be used, accurately reported and recorded in compliance with these policies.  If these expenses are to be paid by a customer or other business partner of ours, or if you wish to pay the expenses of your customer or other business contact, or any representative of a government agency, traveling to our location, your manager or a company officer must approve these in advance.

Legal Compliance Generally

We expect our employees to be committed to proactive compliance with all applicable laws and regulations affecting our company and its business.  In addition to the laws referred to elsewhere in this Code of Ethics and Business Conduct:

•                  General Standard of Compliance.  Our employees must comply with all applicable laws and regulations in every location in which we conduct our business.  Competitive factors, personal goals and pressure from supervisors, customers or others shall never be an acceptable excuse for violating applicable laws.  Our company is a corporation organized in the United States of America and our subsidiaries are organized under various U.S. and non-U.S. laws.  U.S. laws often extend to the operations of our company and its subsidiaries throughout the world, and wherever our employees live.  Laws of other countries may also apply outside the borders of those countries.  If you encounter a conflict in laws of two or more countries that may apply to our operations, please consult a company officer for help in resolving that conflict.

•                  Prohibited Corrupt Practices.  Our company and employees must comply with the United States Foreign Corrupt Practices Act and other anti-corruption laws that apply wherever we do business.   Our employees and agents must not directly or indirectly offer or make a corrupt payment to any domestic or foreign government official, political party or candidate, or employee of any enterprise owned or controlled by a government agency, for the purpose of influencing any official act or inaction, or obtaining, retaining or directing business.  Our employees must not engage in any form of fraud, including but not limited to embezzlement, theft, hiding or misuse of company assets, or falsification of records.

•                  Prohibited Political Contributions.  Unless first approved by an executive officer of our company, none of our employees shall contribute in our company’s name or on our company’s behalf, any cash, services or property of any kind for or in support of any political candidate, committee,  initiative, or activity.  No lobbying efforts or contracts shall be undertaken in our company’s name or on our company’s behalf without the prior approval of the board of directors.

•                  Prohibited Loans to Executive Officers and Directors.  It is unlawful for our company, directly or indirectly, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer of our company.

•                  Import and Export Restrictions.  Our company and its employees must comply with applicable restrictions under domestic and foreign laws relating to importing or exporting technology, products, services, or regulated information.  Employees engaged in import or export transactions for our company are expected to know and abide by applicable import/export and similar restrictions.

•                  Environmental Laws.  We respect the policies and requirements of domestic and foreign laws aimed at protecting the environment.  We expect a commitment from our employees to report appropriately any violations of environmental laws and any exposure to hazardous materials or substances which are not being handled or disposed of properly.

•                  Intellectual Property Laws.  We expect our employees to conduct our business and use our business systems and facilities in ways that avoid any violations of copyright, trademark, service mark, patent, trade secret or other intellectual property rights held by third parties.

•                  Money Laundering Prevention.  People engaged in certain criminal activities such as illegal drugs and fraud may try to disguise proceeds of their crimes as legitimate funds.   Many countries including the U.S. have enacted laws against money laundering that prohibit businesses from accepting or processing proceeds of criminal activities.  Some of these laws require the reporting of defined cash or other suspicious transactions.  Our employees responsible for documenting customer transactions should use due care to “know your customer,” follow proper procedures for documenting the source and manner of payment, and otherwise help our company avoid transactions that may involve illegal money laundering.

Our Communities

We respect our employees’ involvement in the community, charity and political activities and causes they may choose, so long as these activities do not interfere with job responsibilities to us.  No employee may represent that the employee’s views or activities represent our company.  Our employees must not engage in any unwanted solicitations or pressure toward other employees relating to charitable, religious or political causes.

Waivers Requested by Our Officers and Directors

This Code of Ethics and Business Conduct applies to our directors and officers as well as to our employees generally.  Our directors are expected to abide by the principles of this Code of Ethics and Business Conduct, within the scope of their duties as directors, as if they were employees of our company.  Any waiver of this Code of Ethics and Business Conduct for any individual officer or director of our company must be approved, if at all, by our audit committee and, if necessary, our Board of Directors.  Any such waivers granted, as well as substantive amendments to this Code of Ethics and Business Conduct, will be publicly disclosed by appropriate means in compliance with applicable listing standards and SEC rules.

Enforcement

It is our policy to promote and implement prompt and consistent enforcement of this Code of Ethics and Business Conduct, fair treatment for persons reporting questionable behavior, clear and objective standards for compliance, and a fair process by which to determine violations.

We appoint and maintain a compliance officer,  J.D. McGraw, our President, who is an officer with access to management, the board and our audit committee.  The principal responsibilities of the compliance officer are to oversee our compliance program, investigate reports of possible violations and provide periodic reports and evaluations of the effectiveness of this program to the audit committee.

All reports we receive relating to this Code of Ethics and Business Conduct or other potential violations of law or ethics are sent to the compliance officer.  The compliance officer initially screens and evaluates all reports.  If the compliance officer has information indicating that it is reasonably possible that a violation has occurred, the compliance officer will (a) conduct an investigation to determine whether a violation actually occurred, and (b) report to the compliance committee a summary of each matter as to which an investigation is to be undertaken and a recommendation as to action, if any, to be taken by management.

In each case in which the audit committee determines that a violation in fact occurred, the compliance committee will recommend that management implement enforcement action that the committee believes appropriate.  Enforcement responses will be measured in the business judgment of the committee based on the nature of the violation, personnel involved, and other circumstances.  In each case in which the committee determines that an executive officer or director has committed a violation, an appropriate report of the matter shall be made to the full board of directors at the board next meeting.

While it is not practical to specify in advance detailed consequences for every possible violation, the audit committee shall implement policies under which:

•                  all directors, officers and other employees are equally responsible for adherence to this Code of Ethics and Business Conduct consistent with the scope of their respective positions with our company,

•                  enforcement action will be implemented for violations which the committee determines to have occurred,

•                  individuals will be subject to discipline if they fail to exercise due care within the scope of their respective positions with our company to detect and report violations by others, and

•                  enforcement consequences will vary depending on the nature, severity and willful nature of the violation.

Enforcement consequences may include:

•                  warnings for inadvertent or non-intentional acts which do not materially harm our company,

•                  enforcement action in response to serious violations, including demotion, compensation reduction or termination of employment,

•                  legal action to recover damages incurred by our company, and

•                  reporting of illegal conduct to appropriate government agencies.

Our audit committee will meet as often as reasonably needed to review any reports of violations from the compliance officer, and will meet at least annually to review and evaluate reports from the compliance officer concerning the adequacy of this Code of Ethics and Business Conduct and related compliance procedures.

The audit committee’s periodic review will also consider:

•                  effectiveness of the Code of Ethics and Business Conduct to reduce the prospect of misconduct,

•                  continued qualifications of the compliance officer or any proposed successor,

•                  effective communication of the Code of Ethics and Business Conduct and related compliance policies to all employees and new hires via training programs and other communications,

•                  degree of support for our compliance program from senior management, and

•                  assessment of the compliance program’s effectiveness in achieving consistent and fair enforcement in response to discovered violations and in preventing future violations.